Item 6 (a) Exhibit (2)
                 Transfer Agreement and Agreement to Operate
                           Mandarin Fine Foods Co.

      1. Introduction. This Agreement is made this 11th day of May, 2000, by and between China Premium Food Corporation, a corporation organized under the laws of Delaware, with principal offices at 11300 US Highway 1, North Palm Beach, Florida 33408 (CHPF), Mandarin Fine Foods Co., a Chinese registered limited liability company, with principal offices at No. 725, 7TH District, Jinsong, Chaoyang, Beijing, People's Republic of China (Mandarin) and Mr. Li Zhi Yun, an individual residing in Beijing, People's Republic of China c/o Mandarin Fine Foods Co.(Li).

      2. Considerations. The following facts and events have been duly considered by the parties in entering into this Agreement:

      2.1 Li presently holds and enjoys 100% of the equity in Mandarin, a company that possesses a business license in China to distribute and manufacture both imported and domestic products, among other things, food products utilized by certain hotels and restaurants in the People's Republic of China.

      2.2. CHPF presently operates its own joint venture business in the People's Republic of China, under the auspices of certain agreements with Hangzhou Dairy Co., and has established a wholly owned subsidiary in the Wai Gao Qiao "Free Trade Zone" in Shanghai, China for the purpose engaging in an import, export and distribution business in China.

      2.3. CHPF presently has 10,453,129 shares of its common stock and 1,871,154 of its preferred stock issued and outstanding. In addition, CHPF has granted warrants to certain investors and stock options to certain key personnel for an additional 10,163,533 shares of its common stock.

      2.4. Li desires to assign and transfer the majority of his right title and interest in Mandarin in exchange for cash and an equity position in CHPF as set forth in this Agreement. The parties acknowledge and recognize, however, that the complete transfer and assignment of equity in Mandarin by Li will occur in stages, and that CHPF and Li will each hold and enjoy less than 100% of Mandarin. The parties further acknowledge and recognize that the joint ownership of the equity of Mandarin by Li and CHPF will create a foreign investment joint venture under the applicable laws of the People's Republic of China.

      2.5. Mandarin presently has Registered Capital amounting to RMB 10,000,000. The parties to this Agreement agree and recognize that, with the consummation of this Agreement, such Registered Capital will be owned by Li and CHPF in the respective proportions as provided herein, and that all of such Registered Capital will be contributed by Li and CHPF to a resulting joint venture between Li and CHPF.

      2.6.  The legal status aforesaid joint venture as a Foreign
Investment Joint Venture Company, which will be created upon the transfer of the equity in Mandarin held by Li to CHPF, is subject to approval by the appropriate local governmental agencies or agencies of the People's Republic of China.

      2.7. While the parties to this Agreement anticipate approval of the transfer and assignment provided herein by the appropriate local governmental agency or agency of the People's Republic of China, as appropriate, the parties are unsure of the time frame within which such approval may occur.

      2.8. Notwithstanding the foregoing, the parties desire to continue to move forward with the transfer of operational control of Mandarin to CHPF in accordance with the terms and conditions of this Agreement, during the interim period subsequent to the execution of this Agreement and prior to the approval of the transfer and assignment herein by the appropriate local governmental agency or agency of the People's Republic of China, as may be required.

      2.9. The parties acknowledge and agree that, in order to achieve the goals set forth herein, an interim restructure of the operational aspects of Mandarin is necessary in addition to the transfer of equity and, accordingly, agree as follows.

      3. Basic Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree to the following:

      3.1. Transfer and Assignment. Subject to and governed by the terms and conditions of this Agreement, CHPF shall purchase the majority interests of Li in and to the equity of Mandarin and Li shall transfer and assign such equity interests to CHPF, as follows:

      a. On the First Closing Date as provided in this Agreement, Li shall transfer and assign 28.125% of the equity of Mandarin to CHPF;

      b. Simultaneous with the transfer and assignment of 28.125% of the equity of Mandarin to CHPF by Li on the First Closing Date, CHPF shall pay US $2,250,000 to Li;

      c. The transfer of 28.125% of Li's equity interest in Mandarin shall be accompanied by a change in the recorded ownership interests of Mandarin to reflect CHPF's acquired equity interest; such change in Mandarin's ownership interests shall be filed in and with the appropriate local governmental agency or agency of the People's Republic of China, as may be required;

      d. On the Second Closing Date as provided in this Agreement, Li shall transfer and assign an additional 28.125% of the equity of Mandarin to CHPF;

      e. Simultaneous with the transfer and assignment of the additional 28.125% of the equity of Mandarin to CHPF by Li on the Second Closing Date, CHPF shall, at the option of Li, either (i) direct its Stock Transfer Agent to issue 1,285,714 shares of the common stock of CHPF to Li, or (ii) pay US $2,250,000 to Li;

      f. The transfer of the additional 28.125% of Li's equity interest in Mandarin shall be accompanied by a change in the recorded ownership interests of Mandarin to reflect CHPF's acquired equity interest; such change in Mandarin's ownership interests shall be filed in and with the appropriate local governmental agency or agency of the People's Republic of China, as may be required.

      3.2. Title Passing/Closing Dates. The transfer by Li of his equity interests in Mandarin and the consideration paid by CHPF to Li for such transfers on the First and Second Closing Dates shall be treated as and deemed to be separate transactions (the "First Closing" and "Second Closing" respectively), each governed by the terms and conditions of this Agreement.

      a. Upon each such equity transfer by Li to CHPF and the respective payments of the purchase price by CHPF to Li on each Closing Date in accordance with Paragraph 3.1 herein, each such transaction shall be deemed closed and CHPF shall have title to and possession of Li's right, title and interest in and to the percentage of equity of Mandarin so transferred.

      b. The First Closing Date shall occur ten (10)days after written notice by CHPF is given to Mandarin and Li but not later than June 30, 2000. The Second Closing Date shall occur ten (10)days after written notice by CHPF is given to Mandarin and Li but not later than September 30, 2000.

      3.3. Management. Upon the consummation of the Second Closing, CHPF shall have the right to appoint a majority of the Board of Directors of Mandarin and to name one of said directors Chairman; in addition, CHPF shall have the right to appoint, as its representative, the General Manager of the Mandarin joint venture company. Li and CHPF shall vote their respective interests in Mandarin to establish a Board of Directors having five members, with three members appointed by CHPF. Li and CHPF shall vote their respective interests in Mandarin to create a comprehensive joint venture contract which shall govern the rights and obligations of the parties.

      3.4 Agency Operating Agreement. Upon the consummation of the Second Closing, Li, as Principal, appoints CHPF Principal's exclusive Agent for the performance of all acts required of Principal, and in the name of Principal, for the operation and management of the business, financial and legal affairs Mandarin. Agent accepts the appointment.

      a. The agency shall begin on the date of the consummation of the Second Closing and continue until terminated in accordance with the provisions of this Agreement.

      b. In furtherance of the agency, Agent undertakes performance of all duties and obligations of Principal under and pursuant to the anticipated Mandarin joint venture contract, for the purpose of developing manufacturing and distribution of food products in the People's Republic of China.

      c. As full remuneration for Agent's services, Agent shall be entitled to any and all profit or other remuneration to which CHPF is entitled under the Mandarin joint venture contract.

      d. Unless earlier terminated by the mutual agreement of the parties to this Agreement, the term of this Agreement shall be until the transfer and assignment of Li's rights to 56.25% of the equity of Mandarin and the creation of the resultant joint venture company is approved by the appropriate local governmental agency or agency of the People's Republic of China, as may be required, at which time the provisions of this Paragraph
3.4 shall terminate and be of no further force or effect. In the event that such approval is not obtained, the parties hereto agree that the agency created hereby shall continue to exist coterminous with the Mandarin joint venture contract.

      e. This Agreement is personal to both Principal and Agent, and neither party can assign or delegate any rights or duties arising hereunder to a third party, whether by contract, will, or operation of law, without the prior written consent of the other party to this agreement; any attempt to do so shall be void.

      4. Ratification of Terms of Agreement/Contingencies/Option To Void Agreement.

      4.1. This Agreement, and each and every part hereof, is subject to and conditioned upon the written approval, adoption and ratification of the terms and conditions of this Agreement by the Board of Directors of CHPF and the Board of Directors and Shareholders of Mandarin.

      4.2. This Agreement shall terminate and be null and void, in the event:

      a. that the written approval, adoption and ratification of the terms and conditions of this Agreement by the Board of Directors of CHPF and the Board of Directors and Shareholders of Mandarin are not be obtained; or

      b. that Mandarin not obtain by the First Closing Date a new, amended or supplemental business license to enable Mandarin to continue, as a Foreign Investment Joint Venture Company, in the business of supplying, distributing and manufacturing, among other things, food products in the People's Republic of China; or

      c. that CHPF not receive a satisfactory due diligence report with respect to the business, legal, operational and financial affairs of Mandarin, as determined in the reasonable business judgment and discretion of CHPF.

      4.3. Upon such termination, neither party to this Agreement shall have any further rights or obligations under or pursuant to this Agreement, nor shall Li have any claim or right to any equity or other interest to or in CHPF, nor shall CHPF have any claim or right to any equity or other interest to or in Mandarin. The waiver rights contained in the paragraph upon such termination shall not apply to loans or other advances of monies which, from time to time, may have been made to Mandarin or Li by CHPF in connection with the transfer transaction anticipated by this Agreement.

      5.    Representations and Warranties of Mandarin and Li.

      5.1. Mandarin has in all material respects complied with and is now in all material respects in compliance with, all laws and regulations applicable to Mandarin or the assets subject of this Agreement or the operation of Mandarin's business, and no material capital expenditures will be required in order to ensure continued compliance therewith. Except for permits or other licenses already held by Mandarin, and the approval of the transfer and assignment provided for herein, and the business license in China to be obtained to enable Mandarin to continue, as a Foreign Investment Joint Venture Company to distribute and manufacture both imported and domestic products, among other things, food products in the People's Republic of China. No other permit, license, order or approval of any authority is material to or necessary for the conduct of Mandarin as a joint venture business or CHPF's participation therein.

      5.2. There are no pending or threatened or anticipated proceedings by or before any authority which involve new special assessments, special assessment districts, bonds, taxes, condemnation action, eminent domain actions, laws or regulations or similar matters which, if instituted, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business or other prospects of Mandarin, the value or utility of the assets of Mandarin or the equity transferred and assigned hereby, or the ability of Mandarin and Li to consummate the transactions contemplated herein.

      5.3. There is no fact which has not disclosed to CHPF which reasonably could be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of Mandarin, the value or utility of Mandarin or the equity transferred and assigned hereby, or the ability of Mandarin or Li to consummate the transactions contemplated herein.

      5.4. Mandarin is a limited liability company organized in accordance with the laws of the People's Republic of China and, in accordance with its issued business license, is authorized to engage in the business of the distribution and manufacture of, among other things, imported and domestic food products in the People's Republic of China.

      5.5. Li's interest in Mandarin has been properly issued and recorded with the appropriate authorities in the People's Republic of China.

      5.6. Li has full, complete, and absolute title to 100% of the issued and outstanding equity interests in Mandarin, consisting of Registered Capital in the amount of RMB 10,000,000, free of any liens, encumbrances, or agreements of any kind.

      5.7. Attached to this Agreement and made a part of it are the most recent financial statements of Mandarin for the period ended December 31,1999. There have been no changes in Mandarin's financial condition as set out in the balance sheet between the date of the balance sheet and the date of this Agreement except for those changes that will normally occur in the regular course of Mandarin's business. Except for local staff salaries, no salary increases, dividends, distributions, payments of profit sharing or deferred compensation have been made since the date of the financial statement fully described above.

      5.8. Mandarin has not made any extraordinary payments to Li or other third parties other than in the ordinary course of Mandarin's business since the date of the financial statements attached to this Agreement, except with respect to acquisitions of other businesses by Mandarin.

      5.9. From the date of this Agreement Mandarin will not consent to any increase in any employee's salary or the hire of any new management or executive level employee.

      5.10. From the date of this Agreement, Mandarin will not elect any other directors or appoint any other officers, except as approved by CHPF in writing.

      5.11. Within the times and in the manner prescribed by law, Mandarin has filed all tax returns which it is required to file, has paid or provided for all taxes shown thereon to be due an owing by it, and has paid or provided for all deficiencies or other assessments of taxes, interest, or penalties owed by it; no taxing authority has asserted, or will successfully asserted, any claim for the assessment of any additional taxes of any nature with respect to any periods covered by any such tax returns. All taxes which are required to be withheld or collected by Mandarin have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority or properly segregated or deposited as required by law. Each tax return filed by Mandarin fully and accurately reflects its liability for taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to it future liability for taxes, including the tax bases of its properties and assets. The provisions for taxes payable reflected in the financial statements are fully adequate and correct.

      In addition, with respect to tax matters of Mandarin:

      (i) No review or audit of any tax return of Mandarin is in progress or threatened or anticipated;

      (ii) No issues have been raised with Mandarin by any taxing authority which are currently pending. No material issues have been raised in any examination by any taxing authority with respect to Mandarin which, by application or similar principals, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no unresolved issues or unpaid deficiencies relating to any such examination;

      (iii) Mandarin is not subject to any partnership, joint venture or other arrangement which is treated as a partnership for tax purposes;

      6.    Indemnification.

      6.1. Mandarin and Li agree to indemnify and hold CHPF harmless from and against all liability, loss, damage and other claims arising directly or indirectly from any breach of their representations set forth in paragraph 5 herein.

      6.2. Each party to this Agreement will indemnify and hold harmless the other party by reason of any loss, including attorneys fees, suffered as a result of the failure of such party to satisfy and perform the terms and conditions and obligations of this Agreement or the material breach by such party of any of its representations and warranties contained herein. This paragraph does not apply to the actions of others that are not within the control of a party to which this indemnification provision applies, insofar as the ability of such party to satisfy the terms and conditions and obligations of this Agreement are dependent upon such actions of others.

      6.3. Satisfaction of indemnification Obligations. If a party hereto receives notice of any claim or other commencement of any action or proceeding with respect to it as to which the other party to this Agreement is obligated to provide indemnification pursuant to paragraphs 6.1 or 6.2 herein , the party receiving such notice promptly shall give the other party written notice thereof, which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

      6.4. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnitor at its sole cost and expense may, upon written notice to the Indemnitee, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnitee) if it acknowledges to the Indemnitee in writing its obligations to indemnify Indemnitee with respect to all elements of such claim. Indemnitee shall be entitled to participate in the defense of any such action, with its counsel and at its own expense; provided, however, that if Indemnitee, in its sole discretion, determines that there exists a conflict of interest between it and the Indemnitor, Indemnitee shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnitor, but in no event shall the Indemnitor be liable to pay for the costs and expenses of more than one such separate counsel. If the Indemnitor does not assume the defense of any such action or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation, after giving notice of same to Indemnitor, on such terms as Indemnitee may deem appropriate, and Indemnitor shall be entitled to participate in (but not control) the defense of such action with his counsel and at his own expense.

      7.    Representations and Warranties of CHPF.

      7.1. CHPF presently operates a Chinese joint venture business known as Hangzhou Meilijian Dairy Products Co., Ltd. To the best of CHPF's knowledge, Meilijian has in all material respects complied with and is now in all material respects in compliance with, all laws and regulations applicable to Meilijian. Except for permits or other licenses already held by Meilijian, to the best of CHPF's knowledge, no other permit, license, order or approval of any authority is material to or necessary for the conduct of Meilijian or CHPF's participation therein.

      7.2. To the best of CHPF's knowledge, there is no fact which CHPF has not disclosed to Mandarin and Li which reasonably could be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of CHPF, or the ability of CHPF to consummate the transactions contemplated herein.

      7.3. CHPF is a corporation organized in accordance with the laws of the State of Delaware and, in accordance with its Articles of Incorporation, is authorized to engage in the business of holding an interest in Mandarin. The copies of the Articles of Incorporation and By-Laws of CHPF, as amended to date, which have been filed with the Securities and Exchange Commission and are a matter of public record are correct and complete.

      7.4. CHPF is a corporation in good standing. All taxes currently due, including but not limited to income, trust, franchise, sales and excise taxes, have been paid. There are no pending actions or proceedings to limit or impair CHPF's power to engage in business or to dissolve CHPF.

      7.5. The audited financial statements of CHPF as of December 31, 1998, and 1999 have been filed with the Securities and Exchange Commission as part of CHPF's 1999 Form 10K-SB and have been made available to Mandarin and Li. These financial statements are complete and correct and fairly represent the financial position of CHPF on the dates of such statements and the results of operations for the periods covered thereby. Except as may occur in the ordinary course of business, there have been no material changes in CHPF's financial condition as set out in its December 31, 1999 financial statement.

      7.6. There are no actions at law or equity or administrative proceedings pending against CHPF or in which CHPF is a plaintiff, defendant, petitioner, or respondent. CHPF does not propose to commence an action at law or equity or an administrative proceeding in which it will be a plaintiff or petitioner. There are no actions at law or equity or administrative proceedings pending in which it is anticipated that CHPF will join or be joined as a party.

      7.7. The execution, delivery and performance of this Agreement referred to in Section 3.1 hereof have been duly authorized by all necessary corporate or other action of CHPF and each such agreement is the valid and binding obligation of CHPF, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditor's rights generally and to general principles of equity. The issuance of CHPF's common stock to Li pursuant to the terms of this Agreement shall be duly and validly authorized, and no further approval or authority of the stockholders or the directors of CHPF will be required for the issuance of the common stock and options as contemplated by this Agreement. When issued to Li, the common stock of CHPF will be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances.

      7.8. CHPF is not in violation of its Charter or by-laws as of the date hereof. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (i) do not require any approval or consent of, or filing with, and governmental agency or authority in the United States of America or otherwise which has not been obtained and which is not in full force and effect as of the date hereof, (ii) will not conflict with or constitute a breach or violation of the Charter or by-laws of CHPF or of any material agreement to which CHPF or its assets is subject, and (iii) will not result in a violation of any law or regulation to which it or its assets is subject.

      7.9. The Form 10K-SB of CHPF, filed with the Securities and Exchange Commission on April 14, 2000, describes all material aspects of the business of CHPF. The factual information contained therein is correct in all material respects, the assumptions are reasonable, and the projections are, to the best knowledge of CHPF, reasonably attainable within the periods indicated as of March 1, 2000.

      8.    Securities Issued As Consideration.

      8.1. A registration statement for the securities issued as consideration for the transaction herein is not in effect. To avoid violation of the Securities Act of 1933, as amended, CHPF may require a written commitment from Li before delivery of the certificate or certificates for the securities issued pursuant to Paragraph 3.1 herein. The commitment shall be in a form prescribed by CHPF and will state that it is the intent of Li to acquire the securities for investment only and not with the intent of transferring or reselling same; that Li has been informed that the securities may be "restricted" pursuant to Rule 144 of the Securities and Exchange Commission and that any resale, transfer, or other distribution of the securities may only be made in conformity with Rule 144, the Securities Act of 1933, as amended, or other federal statute, rule, or regulation. CHPF will place a legend on the face of the certificate or certificates in accordance with this commitment and may refuse to permit transfer of the securities unless it receives satisfactory evidence that the transfer will not violate Rule 144, the Securities Act of 1933, as amended, or any other federal statute, rule, or regulation.

      8.2. The parties acknowledge and agree that no representations or assurances have been made or given concerning whether such securities referenced herein are tradable or, if tradable, the price at which such may be traded.

      8.3. With respect to the securities referenced in this Agreement, CHPF agrees to use its best efforts, within the bounds of applicable securities laws and business judgment of CHPF, to register its securities to facilitate the creation of a public trading market for such securities as soon as practicable. All expenses associated with such registration statement shall be the responsibility of CHPF, including those expenses attributable to the participation of Li in such registration statement. Li shall not have the right to cause CHPF to initiate and prosecute such registration statement upon the specific demand of Li, nor should anything contained herein be deemed to provide or create such right. Li shall furnish to CHPF such information regarding such holder and the distribution proposed by such holder as CHPF may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance process.

      9. Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been received one (1) day after being sent by telecopy to the fax numbers stated below (with copy delivered by regular mail) and to the addresses set forth in the preamble to this agreement or to such other address as any of them shall give to the others by notice made pursuant to this paragraph:

      a.    If to China Premium Food Corporation: 561-625-1413
      b.    If to Mandarin Fine Foods or Mr. Li: 67744671

      10. Agreement Not Assignable. This Agreement may not be assigned by any party without the written consent of the other parties.

      11. Counterparts. This Agreement may be executed in several and separate counterparts which, collectively, shall constitute the operative Agreement among the parties.

      12. Law Governing. This Agreement shall be governed by the laws of the State of Delaware, without consideration of choice of law principles.

      13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a written amendment executed by both parties. The waiver by any party of a breach of any provision of this Agreement shall not be a waiver of any subsequent breach.

      IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

                                       China Premium Food Corporation


                                       By /s/
                                          ---------------------------
                                       Roy G. Warren, President

                                       Mandarin Fine Foods Co.


                                       By /s/
                                          ---------------------------
                                       Li Zhi Yun, General Manager

                                       By /s/
                                          ---------------------------
                                       Li Zhi Yun (Individually)